UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 12, 2009

WESTERN REFINING, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32721 (Commission File Number)	20-3472415 (IRS Employer Identification Number)

123 W. Mills Ave., Suite 200 El Paso, Texas 79901 (Address of principal executive offices)

(915) 534-1400 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On June 12, 2009, Western Refining, Inc., a Delaware corporation (the “Company”), entered into an Indenture (the “Indenture”) among the Company, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, paying agent, registrar and transfer agent (the “Trustee”). The Company issued two tranches of senior secured notes under the Indenture.  The first tranche consists of $325 million in aggregate principal amount of 11.250% Senior Secured Notes due 2017 (the “Fixed Rate Notes”). The second tranche consists of $275 million Senior Secured Floating Rate Notes due 2014 (the “Floating Rate Notes,” and together with the Fixed Rate Notes, the “Notes”).

The Notes are guaranteed on a senior secured basis by all of the Company’s domestic restricted subsidiaries in existence on the issue date and will be guaranteed by all future wholly-owned domestic restricted subsidiaries and by any restricted subsidiary that guarantees any of the Company’s indebtedness under credit facilities that are secured by a lien on the collateral securing the Notes.  The Notes are also secured on a first-priority basis, subject to permitted liens, equally and ratably with the Company’s term loan credit agreement and any future other pari passu secured obligation, by the collateral securing the term loan credit agreement, which consists of, among other things, the Company’s fixed assets, including refineries, and on a second-priority basis, subject to permitted liens, equally and ratably with the term loan credit agreement and any future other pari passu secured obligation, by the collateral securing the revolving credit agreement, which consists of, among other things, the Company’s cash, accounts receivables and inventory.  The Fixed Rate Notes will pay interest semi-annually in cash in arrears at a rate of 11.250% per year and will mature on June 15, 2017.  The Floating Rate Notes will pay interest quarterly at a rate per annum, reset quarterly, equal to 3-month LIBOR (subject to a LIBOR floor of 3.25%) plus 7.50% and will mature on June 15, 2014.

The Indenture contains covenants that limit the Company’s (and most of its subsidiaries’) ability to, among other things: (i) pay dividends or make other distributions in respect of their capital stock or make other restricted payments; (ii) make certain investments; (iii) sell certain assets; (iv) incur additional debt or issue certain preferred shares; (v) create liens on certain assets to secure debt; (vi) consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; (vii) restrict dividends or other payments from restricted subsidiaries; and (viii) enter into certain transactions with their affiliates. These covenants are subject to a number of important limitations and exceptions. The Indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, and interest on all the then outstanding Notes to be due and payable immediately.

The Company may issue additional Notes from time to time pursuant to the Indenture. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Indenture and the forms of Notes, attached hereto as Exhibits 4.1, Exhibit 4.2 and Exhibit 4.3, respectively.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information required by Item 2.03 relating to the Notes and the Indenture is contained in Item 1.01 of this Current Report on Form 8-K above and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit No.	Description
Exhibit 4.1	Indenture dated June 12, 2009 among Western Refining, Inc., the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, paying agent, registrar and transfer agent.
Exhibit 4.2	Form of 11.250% Senior Secured Note (included in Exhibit 4.1)
Exhibit 4.3	Form of Senior Secured Floating Rate Note (included in Exhibit 4.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN REFINING, INC.

By:	/s/ Lowry Barfield
	Name:	Lowry Barfield
	Title:	Senior Vice President – Legal, General Counsel and Secretary

Dated: June 15, 2009